Modern Capital Funds Trust N-1A/A

Exhibit 99(n)

MODERN CAPITAL FUNDS TRUST

Rule 18f-3 Multi-Class Plan

This Multi-Class Plan (the “Multi-Class Plan”) is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”) to provide for the issuance and distribution of multiple classes of shares listed in Appendix A hereto in relation to the Modern Capital Funds Trust (the “Trust”) and series of the Trust listed in Appendix A hereto, as amended from time to time (each a “Fund” and collectively, the “Funds”), in accordance with the terms, procedures and conditions set forth below. A majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust within the meaning of the Act, have found this Multi-Class Plan, including the expense allocations, to be in the best interest of the Trust and each Class of Shares constituting each Fund.

1.	Definitions. As used herein, the terms set forth below shall have the meanings ascribed to them below.

a)	1940 Act – the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

b)	Agreement and Declaration of Trust – the Agreement and Declaration of Trust of Modern Capital Funds Trust dated October 28, 2020 and any amendments thereto.

c)	Class – a class of Shares of a Fund.

d)	Distribution and Service Fee – a fee paid by the Fund in respect of the assets of a Class of the Fund to the Distributor pursuant to the Plan of Distribution relating to the Class.

e)	Distributor – Capital Investment Group, Inc.

f)	Fund – The series of the Trust set forth in Appendix A.

g)	Plan of Distribution – any plan adopted under Rule 12b-1 under the 1940 Act with respect to payment of a Distribution and Service Fee.

h)	Prospectus – the prospectus, including the statement of additional information incorporated by reference therein, covering the Shares of the referenced Class or Classes of the Fund.

i)	SEC – Securities and Exchange Commission.

j)	Share – a share of a Fund.

k)	Trust – Modern Capital Funds Trust.

l)	Trustee – a trustee of the Trust.

2.	Classes. Subject to further amendment, the Funds may offer different Classes of Shares constituting the Funds as set forth in Appendix B, hereto, and as amended from time to time.

3.	Rights and Privileges of Classes. Each of the Class of Shares will represent an interest in the same portfolio of assets and will have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions except as described otherwise in the Prospectus with respect to each of such Classes.

4.	Distribution and Service Fee. Each of the Class of Shares shall be subject to an ongoing Distribution and Service Fee not in excess the fee based on the per annum of the average daily net assets of the Class of Shares set forth in Appendix B. All other terms and conditions with respect to Distribution and Service Fee shall be governed by the plan adopted by the Funds with respect to such fee and Rule 12b-1 of the Act.

5.	Allocation of Liabilities, Expenses, Income and Gains Among Classes.

a)	Liabilities and Expenses applicable to a particular Class. Each Class of Shares of each Fund shall pay the Distribution and Service Fee applicable to the Class. Other expenses applicable to either of the foregoing Classes such as incremental transfer agency fees, but not including advisory or custodial fees or other expenses related to the management of the Funds’ assets, shall be allocated among such Classes in different amounts in accordance with the terms of each such Class if they are actually incurred in different amounts by such Classes or if such Classes receive services of a different kind or to a different degree than other Classes.

b)	Income, losses, capital gains and losses, and liabilities and other expenses applicable to all Classes. Income, losses, realized and unrealized capital gains and losses, and any liabilities and expenses not applicable to any particular Class shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of each Fund.

c)	Determination of nature of items. The Trustees shall determine in their sole discretion whether any liability, expense, income, gains or loss other than those listed herein is properly treated as attributed in whole or in part to a particular Class or all Classes.

6.	Exchange Privilege. Holders of a Class of Shares shall have such exchange privileges as are set forth in the Prospectus for each such Class. Exchange privileges may vary among Classes and among holders of a Class.

7.	Voting Rights of Classes.

a)	Shareholders of each Class shall have exclusive voting rights on any matter submitted to them that relates solely to that Class.

b)	Shareholders shall have separate voting rights on any matter submitted to shareholders with respect to which the interest of one Class differs from the interests of any other Class.

8.	Dividends and Distributions. Dividends and capital gain distributions paid by each Fund with respect to each Class, to the extent any such dividends and distributions are paid, will be calculated in the same manner and at the same time on the same day and will be, after taking into account any differentiation in expenses allocable to a particular Class, in substantially the same proportion on a relative net asset value basis.

9.	Reports to Trustees. The Distributor shall provide the Trustees such information as the Trustees may from time to time deem to be reasonably necessary to evaluate this Plan.

10.	Amendment. Any material amendment to this Multi-Class Plan and Appendices shall be approved by the affirmative vote of a majority (as defined in the 1940 Act) of the Trustees, including the affirmative vote of the Trustees who are not interested persons of the Trust. Except as so provided, no amendment to this Multi-Class Plan shall be required to be approved by the shareholders of any Class of the Shares constituting any Fund. The Distributor shall provide the Trustees such information as may be reasonably necessary to evaluate any amendment to this Multi-Class Plan.

Dated: November 16, 2020

MODERN CAPITAL FUNDS TRUST

Rule 18f-3 Multi-Class Plan

Appendix A

Series	Classes
Modern Capital Tactical Opportunities Fund	Class A Class ADV

Last amended: November 16, 2020

MODERN CAPITAL FUNDS TRUST

Rule 18f-3 Multi-Class Plan

Appendix B

Class A Shares
Class A Shares mean the Class A Shares of any Fund authorized by the Agreement and Declaration of Trust and adopted by the Trustees. Class A Shares shall be (1) offered at net asset value, (2) sold with a front end sales load as set forth in the Prospectus, (3) sold without a contingent deferred sales charge, and (4) subject to an ongoing Distribution and Service Fee approved from time to time by the Trustees and set forth in the Prospectus.
12b-1 Fee	0.25% of the per annum of the average daily net assets of the Class

Class ADV Shares
Class ADV Shares means Class ADV Shares of any Fund authorized by the Agreement and Declaration of Trust and adopted by the Trustees. Class ADV Shares shall be (1) offered at net asset value, (2) sold without a front-end sales load or contingent deferred sales charge, (3) offered to investors acquiring Shares directly from the Distributor or from a financial intermediary with whom the Distributor has entered into an agreement expressly authorizing the sale by such intermediary of Class ADV Shares and whose initial investment is not less than the initial minimum amount set forth in the Prospectus from time to time and (4) subject to an ongoing Distribution and Service Fee approved from time to time by the Trustees and set forth in the Prospectus.
12b-1 Fee	0.25% of the per annum of the average daily net assets of the Class